FOR: International Speedway Corporation	Investors & Financial Media: Wes Harris Senior Director, Investor Relations (386) 947-6465	General Media: Stann Tate Public Relations (913) 526-5681

FOR IMMEDIATE RELEASE

ISC SELECTS KITSAP COUNTY, WASHINGTON, FOR POTENTIAL MOTORSPORTS FACILITY DEVELOPMENT

DAYTONA BEACH, FLORIDA - June 23, 2005 - International Speedway Corporation (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) ("ISC") today announced it has identified a preferred site for the development of a motorsports facility in Kitsap County, approximately 20 miles outside of Seattle, Washington, the country's 12th largest media market. The Company, through its wholly owned subsidiary Great Western Sports, Inc., has secured an option to purchase approximately 950 acres for the potential future home of an 80,000-seat, state-of-the-art racing venue. Financial terms have not been disclosed.

"The selection of Kitsap County as our preferred site is an important step forward in our efforts to bring world class motorsports to the Northwest," said Grant Lynch, Vice President of ISC and project team leader. "This project represents a long-term growth opportunity for our Company, and will provide a significant economic benefit to the region, which includes Kitsap, Mason, Pierce and other surrounding counties."

Lynch continued, "We look forward to working closely with local civic groups and community leaders as we proceed through the stages of our project due diligence and present the details of our proposal. Ultimately we believe the project will result in a win-win scenario for all involved. Our goal is to become a long-term citizen and valued partner of Kitsap County and the surrounding communities."

The Company is conducting ongoing project due diligence to further analyze construction costs, determine the level of public incentives, and review environmental impacts including traffic, noise, air quality, and others, if any.

For more information on International Speedway Corporation's effort to bring world-class racing to Washington visit: www.race2wa.com.

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 11 of the nation's major motorsports entertainment facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; Martinsville Speedway in Virginia; Darlington Raceway in South Carolina; Watkins Glen International in New York. Other motorsports entertainment facility ownership includes an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown." For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

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